FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement ("Amendment") is made as of June 8, 2001, by and among ENRON INDUSTRIAL MARKETS LLC, a Delaware limited liability company ("Purchaser"), HUNTCO STEEL, INC., a Delaware corporation (the "Company"), and HUNTCO INC., a Missouri corporation, as the indirect owner of all of the outstanding equity interests in the Company (the "Stockholder").

WHEREAS, Purchaser, the Company and the Stockholder have entered into an Asset Purchase Agreement dated as of April 30, 2001 (as amended by this Amendment, the Agreement) in which Purchaser has agreed to purchase certain assets more fully described in the Agreement (all capitalized terms used but not defined herein shall have the meanings ascribed to such terms as set forth in the Agreement);

WHEREAS, at the time of the execution of the Agreement, it was contemplated that (i) the Company would close the Business prior to the Closing Date; and (ii) the purchaser would acquire the Assets subject to the Bonds and the Series 1992 Lease and enter into a Sublease with the Company;

WHEREAS, the parties hereto have now determined that the Business will not be closed and that the Bonds and all documents entered into in connection with the Bonds including the Series 1992 Lease and the Series 1995 and 1996 Lease will be terminated and that the Company will convey to the Purchaser fee title to the real property more fully described in the Agreement.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments.  The Agreement is hereby amended and modified as follows:

A.	The third whereas clause in the Agreement is hereby amended by deleting the phrase "including the Commonly Used Assets (as defined below),".

B.	Sections 1.1, 1.2, 1.3 and 1.4 of the Agreement are hereby
deleted and the following inserted therefor:

1.1	Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Company hereby agrees to sell, convey, transfer, assign and deliver and Purchaser hereby agrees to purchase from the Company, the assets described below (collectively, the "Assets"), free and clear of all security interests, liens, claims and encumbrances of any kind except as expressly noted below with respect to the Equipment and Real Property:

(a)	Real Property.  Subject to the Permitted Encumbrances (as
defined below), all of the real property identified on
Schedule 1.1(b), including all improvements thereon and all of Company's right, title and interest in and to all easements, tenements, hereditaments, privileges and appurtenances in any way belonging to said real property (the "Real Property").

(b)	Tangible Personal Property and Equipment.  Excluding the
Excluded Assets, all of the tangible personal property on the Real Property, including without limitation (i) the tangible personal property identified on Schedule 1.1(a) and (ii) any other equipment, cranes, machinery, tools, appliances, furniture, telephone systems, copy machines, fax machines, implements, spare parts, supplies and other tangible personal property used or useful in the Business (the "Equipment"). The Equipment includes certain tangible and intangible real and personal property used in connection with both the Business and the Excluded Assets and such jointly used Equipment shall be subject to the terms of the Services Agreement.

(c)	Vehicles.  The vehicles, trailers and other transportation
equipment identified on Schedule 1.1(c).

(d)	Goodwill.  The goodwill of the Business.

(e)	Intangible Assets.  All right, title and interest of the
Stockholder Parties in, to and under all patents, trademarks, service marks, technology, know-how, copyrights and applications used in connection with the Business.

(f)	Assumed Contracts.  All right, title and interest of the
Stockholder Parties in, to and under (and subject to the terms and conditions of) the existing contracts and agreements of the Stockholder Parties set forth on Schedule 1.5 (the "Assumed Contracts"). The obligations assumed by the Purchaser under the Assumed Contracts (the "Assumed Contract Obligations") are more fully described in Section 1.5.

(g)	Licenses, Franchises and Permits. Excluding the Excluded
Permits (as defined below), all right, title and interest of the Stockholder Parties in, to and under all transferable licenses, franchises, permits, authorizations, certificates, approvals, registrations and other governmental authorizations used in connection with the Business (collectively, the "Governmental Approvals") relating to all or any of the Assets.

(h)	Computers and Software. Excluding the Excluded Computers
and Software (as defined below), all right, title and interest of the Stockholder Parties in computer equipment and hardware used in connection with the Assets or Business, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Stockholder Parties with such computer equipment and hardware.

(i)	Books and Records.  Copies of the Stockholder Parties'
books, records, papers and instruments of whatever nature and wherever located that relate principally to the Assets or which Purchaser reasonably requests in connection with Purchaser's use or proposed use of the Assets.

 (j)	Other Property.  All other or additional privileges,
rights, interests, properties and assets of the Stockholder Parties not referred to above (and not excepted from the sale) of every kind and description and wherever located that (i) are located in, on or under or are appurtenant to the Real Property and (ii) are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted. Notwithstanding the foregoing, cash will not be transferred to Purchaser.

1.2	Excluded Assets. The Company will not sell to Purchaser under this Agreement and Company hereby retains, the assets described below (collectively, the "Excluded Assets"):

(a)	Retained Real Property.  The real property (i) more fully
described on Schedule 1.2(a-1) and located adjacent to the Real Property (the "HSI Property") and (ii) owned or leased by the Company located east of North County Road No. 1015 near the City of Blytheville, Arkansas, each together with all improvements, equipment and personal property located thereon and intangible personal property used in connection therewith (collectively, the "Retained Real Property").

(b)	Tangible Personal Property and Equipment.  The eastern
most Pickling Line located in the Pickling Building, which building is shown on the sketch attached hereto as Schedule 1.2(a-2), the tangible personal property listed on Schedule 1.2(b) attached hereto and the tangible personal property and equipment located within the buildings and improvements located on the Retained Real Property (the "Excluded E&TPP"). The Excluded E&TPP includes certain tangible and intangible real and personal property used in connection with both the Excluded Assets and the Business and such jointly used Excluded E&TPP shall be subject to the terms of the Services Agreement.

(c)	Accounts and Notes Receivable.  All of the accounts and
notes receivable of the Company.

(d)	Excluded Inventory.  All inventory owned by the Company or
any third party , including raw materials, work in progress and finished goods existing as of the Closing Date (the "Excluded
Inventory").

(e)	Excluded Computers and Software.  The computers,
equipment, software and intellectual property listed on Schedule 1.2(c) and any computer equipment and hardware not located at the Real Property, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Stockholder Parties with such computer equipment and hardware (the "Excluded Computers and Software").

(f)	Excluded Permits. The licenses and permits identified on
Schedule 1.2(e) (the "Excluded Permits").

(g)	Excluded Vehicles. The vehicles, trailers and other
transportation equipment identified on Schedule 1.2(d) (the "Excluded
Vehicles").

(h)	Employees.  All employment agreements or other rights to
employ the employees employed in connection with the Business as of the Closing Date and the Stockholder Parties' rights, title, interests and liabilities in or to any employee benefit plans, medical or dental plans, or retirement plans maintained for such employees.

(i)	Railroad Access Agreement.  Seller's rights in that
certain Rail Access and Indemnification Agreement dated April 20,
1993, by and between the Company and Nucor Corporation.

1.3	Definitions.  As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Bonds" means any bond or bonds authenticated and delivered under and pursuant to either the Series 1992 Indenture or the Series 1995 and 1996 Indenture, including the Series 1992 Bonds, the Series 1995 Bonds and the Series 1996 Bonds, and any additional bonds issued pursuant to such Indentures.
"City" means the City of Blytheville, a municipal corporation organized and existing under the laws of the State of Arkansas.

"Closing Documents" means the final versions of all of the schedules to this Agreement (even if preliminary versions are already attached hereto) and all of the following documents in form and substance to be agreed upon by the Company and the Purchaser:

(a)	a completed Special Warranty Deed from the Company,
covering the Real Property free and clear of all liens, security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer, encumbrances, or any other matter affecting the Real Property whatsoever other than encumbrances and other matters affecting title to the Real Property that Purchaser has waived in writing in its sole discretion ("Permitted Encumbrances"),

(b)	a completed General Conveyance, Transfer, Assignment and
Assumption Agreement, covering the Business and all of the Assets not conveyed pursuant to the agreement referenced in clause (a) above,

(c)	certificates of title to any Asset covered by a
certificate of title,

(d)	such other instruments of transfer as may be reasonably
necessary or appropriate to vest in Purchaser good and indefeasible title to the Business and the Assets, free and clear of any security interest, lien, claim or encumbrance except as provided herein,

(e)	an Owner's Policy of Title Insurance for the Real
Property, (i) dated as of the Closing Date, (ii) naming Purchaser as the insured party, (iii) issued by a title company to be selected by Purchaser, (iv) in the face amount of the allocated value as set forth on Schedule 1.9, of each parcel of Real Property owned by the Company,
(v) subject only to the Permitted Encumbrances, (vi) in form customary for the locale in which the Real Property is located;

(f)	a completed Operating and Maintenance Agreement covering
the operation of the Assets on behalf of Purchaser;

(g)	a completed Reciprocal Easement Agreement granting to both
Purchaser and the Company certain easements over real property described therein and encumbering portions of the real property to be owned by both Purchaser and the Company after the consummation of the transactions provided for herein; and

(h)	a completed Services Agreement covering the joint use of
certain of the tangible and intangible real and personal property that is currently used in connection with both the Business and the Excluded Assets.

"ENA" means Enron North America Corp.

"Excluded Liabilities" means all Liabilities, other than Assumed
Contract Obligations, accruing from, related to, incurred in connection with or secured by the Business or the Assets prior to the Closing, including, but not limited to (a) the Liabilities set forth on Schedule 1.6; (b) any Liabilities of any Stockholder Party other than the Assumed Contract Obligations; (c) any act, omission, event, condition or circumstance involving or relating to the Business or Assets occurring or existing before the Closing Date; (d) the ownership or operation of the Business or Assets before the Closing Date; (e) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by any person other than Purchaser and resulting from or relating to the transactions contemplated in this Agreement; (f) any liability or obligation to employees or former employees of any Stockholder Party or their beneficiaries arising from or relating to the employment, severance or discharge (or constructive severance or discharge) of such employees by such Stockholder Party, or arising from or relating to their rights to receive benefits under any employee benefits plan or any other employment agreement, contract or arrangement with any Stockholder Party; (g) any Liabilities related to any disputes with third parties, including any Governmental Authorities; and (h) all Liabilities related to the Excluded Assets.

"Farm Lease".  The Farm Lease between Huntco Steel, Inc., as
Lessor, and Langston Enterprises, an Arkansas corporation, as the Lessee, dated February 2001 and having a term expiring December 31, 2001.

"GECC Leases" means collectively (a) that certain lease commencing December, 1997, between GE Capital Business Asset Funding Corporation (as successor to MetLife Capital) and Company pertaining to the lease by Company of the New Delta Brands Push Pull Pickling Line and (b) that certain lease commencing January, 1997, between General Electric Capital Corporation and Company pertaining to the lease by Company of the Ebner Annealing Furnaces.

"Huntco Nevada" means Huntco Nevada, Inc., a subsidiary of
Stockholder.

"Liabilities" shall mean any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, payments, charges, judgments, assessments, indebtedness, liabilities, damages, deficiencies, penalties, fines, obligations, responsibilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand or legal proceeding, whether or not resulting in any liability, and all amounts paid in settlement of claims, demands, or legal proceedings.

"Master Purchase Agreement" means that certain Master Steel
Purchase and Sale Agreement dated as of April 6, 2001, between ENA and
Company.

"Railroad Access Agreement" means that certain Rail Access and
Indemnification Agreement dated April 20, 1993, between Nucor Corporation and Company.

"Series 1992 Bondholder" means the registered owner of any Series 1992 Bond.

"Series 1992 Bonds" means the Industrial Development Revenue
Bonds (Huntco Steel, Inc. Project), Series 1992, of City issued in the initial principal amount of $2,000,000 pursuant to the Series 1992 Indenture.

"Series 1992 Indenture" means the Trust Indenture dated as of June 1, 1992, between City and the Series 1992 Trustee, relating to the Bonds, as supplemented by First Supplemental Trust Indenture dated as of August 17, 1993, and any indentures supplemental thereto.

"Series 1992 Lease" means that certain Lease Agreement dated as of June 1, 1992, between City and Company, pertaining to the Real Property and the "Leased Equipment" as described on Exhibit B thereto, as previously amended and as may be amended from time to time.

"Series 1992 Trustee" means BNY Trust Company of Missouri, St.
Louis, Missouri, as Trustee, as successor to the initial trustee, Worthen Trust Company, Inc., Little Rock Arkansas, or any successor trustee under the Series 1992 Indenture.

"Series 1995 Bonds" means the Taxable Industrial Development
Revenue Bonds (Huntco Steel, Inc. Project), Subordinate Series 1995, of City issued pursuant to the Series 1995 and 1996 Indenture, authorized in the total principal amount of not to exceed $30,000,000, as described in the Series 1995 and 1996 Indenture.

"Series 1996 Bonds" means the Taxable Industrial Development
Revenue Bonds (Huntco Steel, Inc. Project), Subordinate Series 1996, of City issued pursuant to the Series 1995 and 1996 Indenture, authorized in the total principal amount of not to exceed $12,000,000, as described in the Series 1995 and 1996 Indenture.

"Series 1995 and 1996 Indenture" means the Trust Indenture, dated as of May 1, 1995, between City and Huntco Nevada, Inc., as Trustee, relating to the Bonds, as supplemented by First Supplemental Trust Indenture dated as of January 1, 1996, and any indentures supplemental thereto.

"Series 1995 and 1996 Lease" means that certain Lease Agreement, dated as of May 1, 1995, between City and Company, pertaining to the Real Property and the "Leased Equipment" as described on Exhibit B thereto, as previously amended and as may be amended from time to time.

"Series 1995 and 1996 Trustee" means Huntco Nevada, Inc., and any successor trustee under the Series 1995 and 1996 Indenture.

"Tax Agreement" means that certain Agreement For Payments In
Lieu of Taxes dated as of March 15, 1994, between City and Company, as amended by a document dated as of December 19, 1995, between City and Company.

"Transaction Documents" has the meaning given such term in the Master Purchase Agreement.

1.4	Purchase Price.  The aggregate purchase price for the Assets
(the "Purchase Price") shall be Seventeen Million Dollars ($17,000,000).

At the Closing, the Purchaser shall pay the Purchase Price to the title company providing the Owner's Policy of Title Insurance for payment to the Company and the creditors that need to be paid in connection with the Closing, by wire transfer pursuant to instructions provided to the Purchaser. At the Closing, the Company shall pay the City the payment due for calendar year 2000 under the terms of the Tax Agreement. All real and personal property taxes relating to the Assets for the calendar year 2001 shall be prorated between Company and Purchaser as follows. The Company shall be responsible for all real and personal property taxes relating to the Assets and Excluded Assets for the period of time prior to the Closing Date. All real and personal property taxes accruing after the Closing Date shall be prorated between the Company and Purchaser based on either (i) if the appropriate taxing authorities have established actual and separate assessed values for the Assets and the Excluded Assets, then the taxes due shall be prorated between the parties based on the designated values; or
(ii) if such separate assessed valuation is not available, then the Company shall be responsible for 40% and Purchaser 60% of the aggregate real property taxes and the Company shall be responsible for 33.334% and Purchaser 66.666% of the aggregate personal property taxes due with respect to the Assets and the Excluded Assets for the period after the Closing. All such calculation shall be made within thirty (30) days of the date the amount of taxes for calendar year 2001 is known. Company and Purchaser shall cooperate with each other to ensure the timely payment of real and personal property taxes for calendar year 2001. Rents from the Farm Lease for the year 2001 shall also be prorated between Company and Purchaser as of the Closing Date.

C.	Section 1.8 of the Agreement is hereby deleted and the following is inserted therefor:

1.8	The Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, Texas 77002, commencing at 9:00 a.m. local time on June 8, 2001 (the "Closing Date").

D.	Section 2.6 of the Agreement is hereby amended by deleting the last sentence and including the following at the end of such Section:

"The Company has good and marketable title to all owned tangible and intangible personal property included in the Assets, free and clear of all liens (other than liens and leases to be discharged by the Company at Closing), security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer (other than restrictions on transfer noted on Schedule 1.1(a)), encumbrances, or any other matter affecting the personal property whatsoever."

E.	Section 2.7 of the Agreement is hereby deleted and the following is inserted therefore:

2.7  	Real Property.  The Real Property described in Schedule 1.1(b)
sets forth an accurate list of all real property owned or leased by any Stockholder Party used in the conduct of the Business, but specifically excluding the Retained Real Property. The Company has good and marketable title to any owned Real Property. All Real Property, whether owned or leased as of the date hereof, is free and clear of all liens, security interests, pledges, claims, conditional sales agreements, charges or restrictions on transfer, encumbrances, or any other matter affecting the Real Property whatsoever (other than the Farm Lease and other than liens for real estate taxes not yet due and payable and liens and leases to be discharged or terminated by the Company at Closing); provided, however, Permitted Encumbrances shall not be deemed to violate the terms of this
Section 2.7. The Company has provided the Purchaser with true, complete and correct copies of all leases regarding the Real Property, the Tax Agreement and the Railroad Access Agreement. Except for leases terminated prior to Closing and in connection with the Closing, all of such leases are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms, no defaults have occurred under such leases, and no events or omissions have occurred which, but for the passing of time or giving of notice or both, would be a default under such leases, on the part of Company or any other party to any of such leases.

F.	Section 4.1 of the Agreement is hereby deleted and the following is inserted therefor:

4.1	Access and Cooperation; Due Diligence.

4.1.1 Prior to Closing the Company shall deliver to Purchaser, at the Company's sole cost and expense, (a) a current Commitment for Title Insurance covering the Real Property meeting the requirements of Section 1.3 (the "Title Commitment"), together with correct and legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Real Property, including but not limited to liens, easements and recorded plats; and (b) a current survey of the Real Property which shall (i) establish and stake all exterior corners and peripheral boundary lines (courses and distances) of the Real Property; (ii) contain a metes and bounds description of the Real Property; (iii) have all fences, drainage ditches, encroachments, visible rights-of-way, creek beds, and easements and rights-of-way of record drawn on the survey plat showing the width and location thereof, and where applicable reference thereto by recording data;
(iv) have all structures and improvements located on the Real Property drawn and located on the survey plat; (v) show the location of all public road rights-of-way adjoining the Real Property as they are paved on the ground, as they are dedicated of record, or otherwise as located; (vi) show all matters reflected in the Title Commitment; (vii) show the location of all 500 year and 100 year flood plains or flood zones, if any, encumbering the Real Property; (viii) contain a certification acceptable to Purchaser and
(ix) otherwise be in form and substance which is customary for the location of the Real Property and acceptable for the issuance of the title insurance contemplated by this Agreement.

4.1.2 Purchaser shall deliver written notice to Company of the date Purchaser has completed the Purchaser's due diligence review of the matters described in this Section 4.1. Purchaser shall have the option to terminate this Agreement if the Purchaser is not satisfied for any reason with the results or information obtained or provided in connection with its due diligence review, which such option to terminate and satisfaction shall be in the Purchaser's sole discretion. In consideration of this option to terminate and Company's and Stockholder's execution of this Agreement, Purchaser shall deliver to Company, contemporaneously with the execution of this Agreement, Purchaser's check in the amount of Fifty and No/100 ($50.00) ("Independent Option Consideration"), which amount the parties bargained for and agreed to as consideration for Company's and Stockholder's execution and delivery of this Agreement and Purchaser's option to terminate. The Independent Option Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable, and shall be retained by Company, notwithstanding any other provision of this Agreement, or whether the purchase and sale contemplated herein is closed; provided that, should the purchase and sale contemplated herein close the Independent Option Consideration will be credited against the Purchase Price payable at Closing. In the event that Purchaser delivers written notice to Company within the Inspection Period that Purchaser desires to terminate this Agreement as provided above, this Agreement shall terminate.

G.	Section 4.2.1.1 of the Agreement is hereby deleted.

H.	Section 4.2.1.5 of the Agreement is hereby modified by deleting the phrase "subject of the closing of the Business" and substituting the following:

"subject to the public notice given on April 30, 2001 with respect to the planned shutdown of the Business,"

I.	Section 4.2.1.7 of the Agreement is hereby modified by deleting the phrase, ", including without limitation the Series 1992 Lease and the Series 1995 and 1996 Lease".

J.    Section 4.6 of the Agreement is hereby deleted.

K.	Sections 5.5 and 6.12 of the Agreement are hereby deleted.

L.	Section 6.3 of the Agreement is hereby modified by deleting the phrase, "Except for the closing of the Business in accordance with the provisions of this Agreement," and replacing such phrase with the following:

"Except for the effect of the public notice given on April 30, 2001 with respect to the then planned shutdown of the Business,"

M.	Section 6.8 and 6.9 of the Agreement are hereby deleted and the following are inserted therefor:

6.8	Bonds and Tax Abatement Agreement.  In connection with the Bonds the following shall have occurred in a manner satisfactory to the parties:

Contemporaneously with the Closing, the Company shall cause the payment in full or otherwise satisfy all obligations due with respect to the Bonds, the Series 1992 Indenture, the Series 1995 and 1996 Indenture, the Series 1992 Lease, and the Series 1995 and 1996 Lease. Further, the Company shall deliver to Purchaser at the closing documentation in form and substance reasonably acceptable to Purchaser reflecting the satisfaction of the foregoing requirements. In connection with the termination of the Series 1992 Lease and the Series 1995 and 1996 Lease prior to closing, the Company shall cause the City to convey to the Company the Real Property and all Equipment for which the City currently holds legal title. All of such property constituting part of the Assets shall be conveyed to Purchaser pursuant to the Closing Documents.

6.9	GECC Leases.  Contemporaneously with the Closing, the Company shall make all payments under the GECC Leases and take all other required actions to payoff the GECC Leases and cause GECC to convey the assets leased pursuant to the GECC Leases to the Company free and clear of all security interests, liens, claims and encumbrances of any kind. All of such property constituting part of the Assets shall be conveyed to Purchaser pursuant to the Closing Documents.

N.	Sections 6.10 and 6.11 of the Agreement are hereby deleted.

O.	Section 10.16 of the Agreement is hereby deleted and the
following is inserted therefore:

10.16	Schedules. Attached to this Amendment is a complete set of the
Schedules to the Agreement, which schedules by this reference are made a part of the Agreement.

2.	Acknowledgements. Pursuant to Section 4 of the Agreement, the Company
and Stockholder are obligated to deliver certain information to Purchaser. The Company and Stockholder represent that they have delivered to Purchaser all information required to be delivered pursuant to Section 4.1.. The Purchaser acknowledges that all of such information was delivered in a timely fashion. Purchaser hereby acknowledges that it has completed its due diligence review of the matters described in Section 4.1 and has elected not to terminate this Agreement. As provided in Section 5.2, the parties hereto acknowledge that all Post Closing Items have either been satisfied or waived.


3.	Effect.  Except as amended and modified hereby, the Agreement shall remain in full force and effect and the parties hereto hereby ratify, adopt and confirm the Agreement as hereby amended.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PURCHASER:

ENRON INDUSTRIAL MARKETS LLC, a
Delaware limited liability company


By:  _____________________________
Name:  ___________________________
Title:  __________________________

COMPANY:

HUNTCO STEEL, INC.

By:  _____________________________
	Robert J. Marischen
	President

STOCKHOLDER:

HUNTCO INC.

By:  _____________________________
	Robert J. Marischen
	President & CEO